                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. ___)*

                         OXBORO MEDICAL INTERNATIONAL, INC.

                       -------------------------------------
                                  (NAME OF ISSUER)
                           COMMON STOCK, $0.01 PAR VALUE

                       --------------------------------------
                           (TITLE OF CLASS OF SECURITIES)
                                    691384 10 1

                       --------------------------------------
                                   (CUSIP NUMBER)


                                  October 16, 1998

                ---------------------------------------------------
              (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)

     The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                    SCHEDULE 13G
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 CUSIP No. 691384 10 1                            Page 2 of 6 pages, including
                                                  exhibits
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--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      CMM Properties, LLC; Attention: Gary Copperud

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                  (b) /X/

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 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Colorado, USA

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                      5    SOLE VOTING POWER
      NUMBER OF            235,445
        SHARES
                      ----------------------------------------------------------
                      6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY       ----------------------------------------------------------
                      7    SOLE DISPOSITIVE POWER
        EACH               235,445
      REPORTING
                      ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
        PERSON
         WITH
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      235,445

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      9.7%

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 12   TYPE OF REPORTING PERSON*
      00 (Limited Liability Company)

--------------------------------------------------------------------------------

                                    SCHEDULE 13G

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 CUSIP No. 691384 10 1                            Page 3 of 6 pages, including
                                                  exhibits
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                                       Item 1

(a)  Name of Issuer:
          Oxboro Medical International, Inc.

(b)  Address of Issuer's Principal Executive Offices:
          13828 Lincoln Street, NE
          Ham Lake, Minnesota  55304

                                        Item 2

(a)  Name of Person Filing
          CMM Properties, LLC
          Attention: Gary Copperud

(b)  Address of Principal Business Office or, if none, Residence)
          c/o Peak to Peak Financial
          1730 South College Avenue, Box 20
          Fort Collins, CO  80525

(c)  Citizenship:
          Colorado

(d)  Title of Class of Securities:
          Common Stock, $0.01 par value

(e)  CUSIP Number:
          691384 10 1

                                    SCHEDULE 13G

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 CUSIP No. 691384 10 1                             Page 4 of 6 pages, including
                                                   exhibits
--------------------------------------------------------------------------------

                                        Item 3

If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) / /   Broker or dealer registered under section 15 of the Act.
     (b) / /   Bank as defined in section 3(a)(6) of the Act.
     (c) / /   Insurance company as defined in section 3(a)(19) of the Act.
     (d) / /   Investment company registered under section 8 of the Investment
               Company Act of 1940.
     (e) / /   An investment advisor in accordance with rule 13d-1(b)(1)(ii)(E);
     (f) / /   An employee benefit plan or endowment fund in accordance with rule 13d-1(b)(1)(ii)(F);
     (g) / /   A parent holding company or control person in accordance with rule 13d-1(b)(1)(ii)(G);
     (h) / /   A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act.
     (i) / /   A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940;
     (j) / /   Group, in accordance with rule 13d-1(b)(1)(ii)(J).

                                        Item 4
Ownership:
     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount beneficially owned:    235,445

     (b)  Percent of Class:             9.7%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:   235,445

          (ii)  Shared power to vote or to direct the vote:   -0-

          (iii) Sole power to dispose or to direct the disposition of:   235,445

          (iv)  Shared power to dispose or to direct the disposition of:   -0-

                                     SCHEDULE 13G

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 CUSIP No. 691384 10 1                             Page 5 of 6 pages, including
                                                   exhibits
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                                       Item 5

Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . / /

                                        Item 6

Ownership of More than Five Percent on Behalf of Another Person.

          N/A

                                        Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          N/A

                                        Item 8

Identification and Classification of Members of the Group.

          N/A

                                        Item 9

Notice of Dissolution of Group.

          N/A

                                    SCHEDULE 13G

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 CUSIP No. 691384 10 1                             Page 6 of 6 pages, including
                                                   exhibits
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                                       Item 10

Certification:

(b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


(Date)                                  October 26, 1998


(Signature)                             CMM Properties, LLC
                                        By: /s/Gary Copperud


(Name/Title)                            CMM Properties, LLC
                                        Attention: Gary Copperud